Exhibit 23

Consent of Independent Registered Public Accounting Firm

Perrigo Profit-Sharing and Investment Plan

Allegan, Michigan

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-46262) of our report dated June 28, 2010, relating to the financial statements and supplemental schedule of Perrigo Profit-Sharing and Investment Plan which appear in this Form 11-K.

/s/ BDO SEIDMAN, LLP

BDO Seidman, LLP

Grand Rapids, MI

June 28, 2010